EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Engages Advisory Consultant for its Products in the United States Market

LONDON, ONTARIO – June 8, 2011 - Stellar Pharmaceuticals Inc. ("Stellar" or "Company") (OTCQB: SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced it has engaged the services of Advisory Associates, Inc. ("AAI"), as an advisory consultant.

Under the terms of the agreement, AAI will is charged with the task of locating leads and assisting in negotiating a license deal for the Company’s products, NeoVisc® and Uracyst® for the United States market.

Arnold Tenney, Interim President and CEO of Stellar stated, “I am pleased that we were able to enter into this agreement with AAI given its experience and proven track record in negotiating these types of deals. I look forward to working with AAI in securing license agreements for the Company’s products in this very important market.”

 “We at AAI are excited about working with the Stellar organization once again.  Urological and Osteoarthritis pharmaceutical treatments continue to experience significant growth in the U.S. as new therapies are developed for women’s health and an aging population.  Accordingly, NeoVisc® and Uracyst® have significant competitive advantages that make them compelling targeted therapies,” said Patrick D. Scrivens, Chief Executive Officer of AAI.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.
Arnold Tenney – Interim President & CEO
800-639-0643 or 705-445-9505

OR

Advisory Associates, Inc.
Patrick Scrivens
703-442-5310